Exhibit 99.1

Neogen Announces Third-Quarter 2024 Results

•
Revenue of $228.8 million.
•
Net loss of $(2.0) million; $(0.01) per diluted share.
•
Adjusted Net Income of $26.4 million; $0.12 per diluted share.
•
Adjusted EBITDA of $52.7 million.
•
Updating full-year outlook.

LANSING, Mich., April 9, 2024 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the third quarter ended February 29, 2024.

“The third quarter saw us complete a number of milestone achievements related to the integration of the former 3M Food Safety business,” said John Adent, Neogen’s President and Chief Executive Officer. “We completed the relocation of the pathogen detection product line and the initial phases of the relocation of the sample handling product line, which we expect to complete in the fourth quarter. We also completed the exit of the transition service agreements covering back-office functions and distribution. Petrifilm manufacturing will ultimately transition into our new production facility in Lansing, the construction and outfitting of which remains on track."

Adent continued, “The progress we’ve made on integration, particularly as it relates to the exit of the transition distribution agreement and the resulting increase in volumes in our primary distribution facility, has created operational inefficiencies that we continue to manage through. We believe these inefficiencies are temporary, but they are currently affecting our order fulfilment rates and preventing us from meeting the end-market demand on a consistent basis, and we are updating our full-year outlook to reflect the lower revenue we now expect to generate. We are encouraged, however, by the continuation of positive trends in our end markets. In Food Safety, sequential improvement in unit production volumes has generally continued across the industry, while channel inventories in Animal Safety have normalized after several quarters of destocking. Our primary focus now is improving our order fulfillment rates to meet the needs of our customers in this improving end-market environment. When we made the strategic decision to expand our scale and solidify our position as the global leader in food safety by merging with the former 3M Food Safety Division, we recognized there would be challenges along the way during the associated carve-out and integration of the business. While we are not pleased with the present level of inefficiencies, we are committed to rectifying them and ultimately realizing the long-term benefits of this combination.”

Financial and Business Highlights

Revenues for the third quarter were $228.8 million, an increase of 4.8% compared to $218.3 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, was 6.2%. Acquisitions and discontinued product lines did not impact core growth this quarter, while foreign currency had a negative impact of 1.4%.

Net loss for the third quarter was $(2.0) million, or $(0.01) per diluted share, compared to net income of $8.2 million, or $0.04 per diluted share, in the prior-year period. Adjusted Net Income was $26.4 million, or $0.12 per diluted share, compared to $26.5 million, or $0.12 per diluted share, in the prior-year period, with the decline driven primarily by higher depreciation expense.

Gross margin was 51.1% in the third quarter of fiscal 2024. This compares to a gross margin of 49.5% in the same quarter a year ago, with the increase primarily due to increased sales of higher-margin products in the Company’s Food Safety segment.

Third-quarter Adjusted EBITDA was $52.7 million, representing an Adjusted EBITDA Margin of 23.0%, compared to $51.3 million and a margin of 23.5% in the prior-year period. The lower Adjusted EBITDA Margin was driven primarily by higher operating expenses compared to the prior-year period, reflecting additions to accommodate the integration of the former 3M Food Safety Division.

Food Safety Segment

Revenues for the Food Safety segment were $157.8 million in the third quarter, an increase of 4.1% compared to $151.5 million in the prior year, consisting of 5.8% core growth, a 0.2% contribution from acquisitions and discontinued product lines and a negative foreign currency impact of 1.9%. The core revenue growth was led by the Indicator Testing, Culture Media & Other product category, which benefited from higher sales of Petrifilm, as well as sample handling and nutritional analysis products, partially offset by a decline in culture media sales, due primarily to a larger, one-time order in the prior-year period. Within the Natural Toxins & Allergens product category, solid growth in allergens driven by tree nut test kits was partially offset by a decline in sales of natural toxin test kits, due largely to product availability issues. In the Company’s Bacterial & General Sanitation product category, growth in sales of general sanitation products was partially offset by a decline in sales of pathogen detection products, largely the result of product availability issues in Latin America and Asia.

Animal Safety Segment

Revenues for the Animal Safety segment were $71.1 million in the third quarter, an increase of 6.5% compared to $66.7 million in the prior year, consisting of 7.0% core growth, a 0.2% headwind from discontinued product lines and negative foreign currency impact of 0.3%. Within the segment, core growth was led by the Company’s portfolio of biosecurity products, driven by new business wins and increased demand for cleaners and disinfectants and insect control products. In the Veterinary Instruments & Disposables product category, strong growth was led primarily by increased demand for detectable needles and syringes. The Company’s Animal Care & Other product category also experienced strong core revenue growth, due largely to the easing third-party backorder situation in vitamin injectables and higher sales of biologics products.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range, reflecting modest sequential improvement from the second quarter. Increased sales in international beef and dairy markets were offset by customer attrition in the U.S., a result of the shift in strategic focus towards larger production animals.

Liquidity and Capital Resources

As of February 29, 2024, the Company had total cash and investments of $168.4 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2024 Outlook

The Company is updating its full-year outlook to reflect a slower-than-anticipated recovery of order fulfillment rates, which are impacting the ability to consistently meet end-market demand. Revenue is now expected to be in the range of $910 million to $920 million, with Adjusted EBITDA in the range of $210 million to $215 million. The Company continues to expect capital expenditures to be approximately $130 million, including approximately $100 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (800) 836-8184 (U.S.) or +1 (646) 357-8785 (International) and requesting the Neogen Corporation Third Quarter 2024 Earnings Call. A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (888) 660-6345 or +1 (646) 517-4150, respectively, and providing the entry code 90261, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen Corporation has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2024	2023	2024	2023
Revenue
Food Safety	$157,754	$151,542	$488,435	$377,528
Animal Safety	71,058	66,713	198,993	203,109
Total revenue	228,812	218,255	687,428	580,637
Cost of revenues	111,929	110,291	337,010	297,864
Gross profit	116,883	107,964	350,418	282,773
Operating expenses
Sales & marketing	47,920	38,598	138,535	98,329
Administrative	52,087	46,424	148,929	151,369
Research & development	4,853	7,258	17,331	18,985
Total operating expenses	104,860	92,280	304,795	268,683
Operating income	12,023	15,684	45,623	14,090
Other expense	(17,845)	(17,944)	(53,529)	(43,782)
Loss before tax	(5,822)	(2,260)	(7,906)	(29,692)
Income tax benefit	(3,800)	(10,450)	(3,900)	(1,250)
Net (loss) income	$(2,022)	$8,190	$(4,006)	$(28,442)
Net (loss) earnings per diluted share	$(0.01)	$0.04	$(0.02)	$(0.16)
Shares to calculate per share amount	216,597,777	216,399,003	216,438,643	179,666,118

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	February 29, 2024	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$161,437	$163,240
Marketable securities	7,010	82,329
Accounts receivable, net of allowance of $4,099 and $2,827	173,592	153,253
Inventories, net	182,390	133,812
Prepaid expenses and other current assets	78,042	53,297
Total Current Assets	602,471	585,931
Net Property and Equipment	272,282	198,749
Other Assets
Right of use assets	15,301	11,933
Goodwill	2,136,338	2,137,496
Intangible assets, net	1,539,744	1,605,103
Other non-current assets	16,356	15,220
Total Assets	$4,582,492	$4,554,432
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,521	$-
Accounts payable	89,748	76,669
Accrued compensation	20,305	25,153
Income tax payable	11,573	6,951
Accrued interest	3,438	11,149
Deferred revenue	5,486	4,616
Other accruals	24,773	20,934
Total Current Liabilities	157,844	145,472
Deferred Income Tax Liability	353,853	353,427
Non-current debt	887,653	885,439
Other non-current liabilities	36,968	35,877
Total Liabilities	1,436,318	1,420,215
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 216,607,746 and 216,245,501 shares issued and outstanding at February 29, 2024, and May 31, 2023, respectively	34,657	34,599
Additional paid-in capital	2,579,955	2,567,828
Accumulated other comprehensive loss	(29,473)	(33,251)
Retained earnings	561,035	565,041
Total Stockholders’ Equity	3,146,174	3,134,217
Total Liabilities and Stockholders’ Equity	$4,582,492	$4,554,432

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended February 29/28,
	2024	2023
Cash Flows From (For) Operating Activities
Net loss	$(4,006)	$(28,442)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	87,853	59,938
Deferred income taxes	98	(5,299)
Share-based compensation	9,829	7,311
Loss (gain) on disposal of property and equipment	762	(472)
Amortization of debt issuance costs	2,581	1,860
Impairment of discontinued product lines	—	2,300
(Gain) loss on sale of minority interest	(74)	1,516
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	(16,136)	(47,535)
Inventories, net	(48,663)	(656)
Prepaid expenses and other current assets	(25,170)	(31,896)
Accounts payable and accrued liabilities	21,386	(8,422)
Interest expense accrual	(7,711)	3,438
Change in other assets and liabilities	(12,232)	(3,579)
Net Cash From (For) Operating Activities	8,517	(49,938)
Cash Flows (For) From Investing Activities
Purchases of property, equipment and other non-current intangible assets	(87,167)	(40,253)
Proceeds from the maturities of marketable securities	75,319	233,020
Purchases of marketable securities	—	(12,523)
Business acquisitions, net of working capital adjustments and cash acquired	—	13,237
Proceeds from the sale of property and equipment and other	62	682
Net Cash (For) From Investing Activities	(11,786)	194,163
Cash Flows From (For) Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	2,443	943
Repayment of long-term debt	—	(100,000)
Debt issuance costs paid and other	(444)	(19,276)
Net Cash From (For) Financing Activities	1,999	(118,333)
Effect of Foreign Exchange Rates on Cash	(533)	(3,231)
Net (Decrease) Increase In Cash and Cash Equivalents	(1,803)	22,661
Cash and Cash Equivalents, Beginning of Period	163,240	44,473
Cash and Cash Equivalents, End of Period	$161,437	$67,134

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the first-year impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2024	2023	2024	2023
Net (loss) income	$(2,022)	$8,190	$(4,006)	$(28,442)
Income tax benefit	(3,800)	(10,450)	(3,900)	(1,250)
Depreciation and amortization	29,650	27,471	87,853	59,938
Interest expense, net	16,673	16,820	49,508	35,844
EBITDA	$40,501	$42,031	$129,455	$66,090
Share-based compensation	3,679	2,812	9,829	7,311
FX transaction loss (gain) on loan and other revaluation (1)	638	(697)	1,350	5,092
Certain transaction fees and integration costs	5,451	2,890	12,090	55,754
Restructuring (2)	938	—	3,353	—
Contingent consideration adjustments	(200)	(300)	250	(300)
ERP expense (3)	1,701	—	3,904	—
Discontinued product line expense	33	3,633	53	3,633
Loss (recovery) on sale of minority interest	—	1,516	(74)	1,516
Inventory step-up charge	—	(614)	—	3,245
Adjusted EBITDA	$52,741	$51,271	$160,210	$142,341
Adjusted EBITDA margin (% of sales)	23.0%	23.5%	23.3%	24.5%

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with consolidation of U.S. genomics labs.
(3)
Non-capitalizable expenses related to ERP implementation.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2024	2023	2024	2023
Net (loss) income	$(2,022)	$8,190	$(4,006)	$(28,442)
Amortization of acquisition-related intangibles	23,266	22,680	69,685	46,637
Share-based compensation	3,679	2,812	9,829	7,311
FX transaction loss (gain) on loan and other revaluation (1)	638	(697)	1,350	5,092
Certain transaction fees and integration costs	5,451	2,890	12,090	55,754
Restructuring (2)	938	—	3,353	—
Contingent consideration adjustments	(200)	(300)	250	(300)
ERP expense (3)	1,701	—	3,904	—
Discontinued product line expense	33	3,633	53	3,633
Loss (recovery) on sale of minority interest	—	1,516	(74)	1,516
Inventory step-up charge	—	(614)	—	3,245
Other adjustments (4)	—	1,514	—	5,864
Estimated tax effect of above adjustments (5)	(7,046)	(15,095)	(21,446)	(24,864)
Adjusted Net Income	$26,438	$26,529	$74,988	$75,446
Adjusted Earnings per Share	$0.12	$0.12	$0.35	$0.42

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with consolidation of U.S. genomics labs.
(3)
Non-capitalizable expenses related to ERP implementation.
(4)
Income tax expense associated with transaction costs that were recognized as expense in prior periods.
(5)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com